Exhibit 99.1

7-ELEVEN, INC. POSTS 13.1% INCREASE IN TOTAL REVENUE

FOR 2004 TO RECORD $12.2 BILLION;

FOURTH QUARTER 2004 MERCHANDISE SALES INCREASE 6.1% TO $2.0 BILLION;

COMPANY PROVIDES 2005 OUTLOOK

DALLAS, Jan. 27, 2005—7-Eleven, Inc. (NYSE: SE), today announced that core earnings for fourth quarter 2004, which exclude non-operating items, grew to $11.1 million, or an increase of 73.4 percent, compared to $6.4 million in fourth quarter 2003. Core earnings per diluted share for the fourth quarter were $0.09, compared to $0.06 per diluted share for the fourth quarter of 2003. During the quarter, the company achieved higher merchandise and gasoline gross profit, increased franchise fees and royalty income as well as lower interest expense. These items were partially offset by higher operating, selling, general and administrative (OSG&A) expenses. Net earnings for fourth quarter 2004 were $2.1 million, or $0.02 per diluted share, compared to a net loss of ($6.1) million, or ($0.05) per diluted share, in the same quarter a year ago.

Fourth Quarter 2004 Highlights:

•	Reported core earnings of $11.1 million, or an increase of 73.4 percent; core earnings per diluted share rose to $0.09, compared to $0.06 per diluted share in fourth quarter 2003

•	Achieved increase in total revenue of $410.9 million, or 15.2 percent, to $3.1 billion

•	Increased total merchandise sales by $112.3 million, or 6.1 percent, to $2.0 billion

•	Grew U.S. same-store merchandise sales by 4.4 percent

•	Improved merchandise gross profit by 6.4 percent to $693.0 million

•	Grew total gasoline gallons by 5.4 percent to 565 million; improved gasoline gross profit to $97.1 million with a 17.2 cent per-gallon margin

EARNINGS SUMMARY (Unaudited)

($ in millions)

	Three Months Ended December 31,
	2003	2004
Net Earnings (Loss)	$(6.1)	$2.1
Adjustments (Net of Tax):

Non-Operating Items:
• Currency Conversion Loss	3.1	5.6
• Debt Redemption and Other Items	(1.5)	—
• Amortization of Gain on Sale of Cityplace	—	(0.9)
• Discontinued Operations (SFAS No. 144)	10.9	4.3

Core Earnings	$6.4	$11.1

Review of Fourth Quarter 2004 Core Earnings

Total revenues for the fourth quarter grew 15.2 percent to $3.1 billion. Total merchandise sales for the fourth quarter increased 6.1 percent to $2.0 billion. This growth was driven primarily by a 4.4 percent increase in U.S. same-store merchandise sales, on top of a 5.2 percent increase in the fourth quarter of 2003. Categories that contributed to the merchandise sales increase included fresh food, hot and cold beverages, beer and cigarettes.

“The employees and franchisees of 7-Eleven are focused on continuous improvement, as shown by our record of merchandise sales improvement,” said Jim Keyes, 7-Eleven’s president and chief executive officer. “The quarter’s 4.4 percent growth in U.S. same-store merchandise sales reflects our thirty-third consecutive quarterly increase. The momentum we bring to 2005 makes us optimistic about our ability to continue this trend.”

In the fourth quarter, merchandise gross profit grew 6.4 percent to $693.0 million. Merchandise gross profit margin increased by 13 basis points to 35.35 percent compared to the prior-year quarter. The increase was primarily from favorable changes in mix due to the acquisition of the American Express ATM portfolio, partially offset by higher merchandise write-offs and LIFO expense.

7-Eleven grew total gasoline gallons 5.4 percent to 565.2 million gallons for the fourth quarter of 2004. Total gasoline revenues for the quarter were $1.1 billion compared to $827.8 million in the same quarter a year ago. The 35.4 percent increase in gasoline revenues is due to a 44-cent per gallon increase in average retail gasoline prices versus last year, as well as a 4.3 percent increase in per-store gallon sales. The average retail price of gasoline was $1.98 per gallon in the fourth quarter of 2004, compared to $1.54 in the fourth quarter of 2003.

Gasoline gross profit rose to $97.1 million, a 27.4 percent increase over the fourth quarter of 2003. The gasoline margin was 17.2 cents-per-gallon in the fourth quarter of 2004, compared to 14.2 cents in the fourth quarter of 2003. “Our fourth quarter gasoline performance was strong in both volume growth and cent-per-gallon margins,” said Keyes.

OSG&A expenses rose 10.1 percent to $798.7 million in the fourth quarter of 2004 compared to the fourth quarter of 2003. Expressed as a percent of total revenue, OSG&A was 25.7 percent. The primary drivers of the year-over-year increase were higher occupancy expenses, franchisee expense, employee-related benefits and credit card processing fees. After normalizing for higher gasoline revenue due to the 44-cent per-gallon increase in gasoline retail prices year over year, OSG&A for the fourth quarter of 2004 as a percent of total revenue would have been 27.9 percent. This compares to 26.8 percent in the fourth quarter of 2003.

“We invested in the business during the fourth quarter, which will better position the company going forward,” stated Keyes. “Among the investments were additional maintenance work on our store base and the beginning of a nationally advertised fresh-food branding campaign,” he added. In addition, the company contributed $1.0 million to the American Red Cross in support of tsunami disaster relief efforts.

Summary of Fourth Quarter 2004 Non-Operating Items

The company closed 26 stores during the fourth quarter of 2004. In accordance with SFAS 144, the company reclassified the after-tax results of stores closed during the fourth quarter, as well as the results of store closings since Jan. 1, 2002, to Discontinued Operations for all periods presented.

The company reported an after-tax, non-cash currency conversion loss of ($5.6) million for the fourth quarter of 2004.

The company completed the sale of its Cityplace headquarters during the second quarter. As previously reported, the company recorded a pre-tax gain of $17.5 million from the sale that is being amortized over a three-year period as a non-operating item. This contributed approximately $0.9 million in an after-tax, non-core gain to the fourth quarter results.

Review of Accounting for Leases and Leasehold Improvements

Several retailers are revising their accounting for certain leases or leasehold improvements as a result of their change in interpretation of generally accepted accounting principles. Under the revised accounting treatment, these retailers will use a consistent lease term in classifying a lease and accounting for related expenses. The revised accounting treatment has resulted in increased depreciation and/or rent expense compared to what had previously been reported. In light of this development, the company has decided to review its accounting practice in this area. Depending on materiality, the company may determine that its historical accounting treatment needs to be modified. If a modification is necessary, it could result in adjustments to the company’s financial statements for 2004 and one or more previous years. The company is planning to complete its review of this matter as quickly as possible. In any event, the company will complete its review no later than March 16, 2005, the deadline for filing its annual report on Form 10-K for the year ending December 31, 2004. The results of our review will not have any impact on revenues, including same-store sales, or cash flows.

Review of 2004 Results

Core earnings for 2004 grew to $117.6 million, or an increase of 32.3 percent, compared to $88.9 million in 2003. Core earnings per diluted share for 2004 were $0.97, up from $0.78 per diluted share in 2003. For the year, the company achieved higher merchandise and gasoline gross profit, increased franchise fees and royalty income, higher Vcom placement fees and lower interest expense. These items were partially offset by higher OSG&A. Net earnings for 2004 were $99.4 million, or $0.83 per diluted share, compared to $64.1 million, or $0.58 per diluted share, in 2003.

2004 Highlights:

•	Reported core earnings of $117.6 million, or an increase of 32.3 percent; core earnings per diluted share rose to $0.97, compared to $0.78 per diluted share in 2003

•	Achieved increase in total revenue of $1.4 billion, or 13.1 percent, to $12.2 billion

•	Increased total merchandise sales by $517.9 million, or 7.0 percent, to $7.9 billion

•	Grew U.S. same-store merchandise sales by 5.3 percent, following an increase of 3.2 percent for 2003

•	Improved merchandise gross profit by 8.3 percent to $2.8 billion

•	Increased total gasoline gallons by 6.4 percent to 2.2 billion; raised gasoline gross profit to $342.4 million with a 15.3 cent per-gallon margin

•	Completed sale of Cityplace headquarters

•	Reduced debt by $449 million or 25 percent, compared to prior year

•	Announced and closed accretive acquisition of ATM portfolio in 7-Eleven stores from American Express

•	Reached a global 7-Eleven store count of approximately 27,500 stores

EARNINGS SUMMARY (Unaudited)

($ in millions)

	Twelve Months Ended December 31,
	2003	2004
Net Earnings	$64.1	$99.4
Adjustments (Net of Tax):

Non-Operating Items:
• Currency Conversion Loss	6.8	4.0
• Debt Redemption and Other Items	(5.4)	4.6
• Amortization of Gain on Sale of Cityplace	—	(2.4)
• Discontinued Operations (SFAS No. 144)	13.2	6.9
• Cumulative Effect of Accounting Change(1)	10.2	5.1

Core Earnings	$88.9	$117.6

(1)	Reported net earnings include the one-time cumulative effect charges of $10.2 million, or ($0.08) per share, in 2003 and $5.1 million, or ($0.04) per share, in 2004, in connection with the adoption of FIN 46in 2003 and FIN 46R in 2004 which relate to variable interest entities.

Review of 2004 Core Earnings

Total revenue increased 13.1 percent to $12.2 billion, driven by strong growth in merchandise and gasoline sales. Total merchandise sales increased 7.0 percent to $7.9 billion. This increase was driven primarily by a 5.3 percent increase in U.S. same-store merchandise sales for the year, on top of a 3.2 percent increase in 2003. Product categories that contributed to the yearly increase included fresh food, hot and cold beverages, beer and cigarettes.

Merchandise gross profit increased 8.3 percent to $2.8 billion. Merchandise gross profit margin was 35.64 percent of sales, or an increase of 40 basis points compared to the prior year. The increase resulted primarily from favorable changes in mix due to the acquisition of the American Express ATM portfolio, partially offset by higher merchandise write-offs and LIFO expense.

“We begin 2005 with pride in our past achievements and a commitment to take full advantage of the opportunities ahead,” said Keyes. “Our retailer initiative strategy – focusing on what customers want at each individual store – is producing sustainable merchandise sales increases and growth in gross profit dollars.”

Gasoline gallons rose 6.4 percent to a record 2.2 billion for the year. Total gasoline revenues for the year were $4.2 billion, or an increase of 26.0 percent, compared to $3.4 billion in 2003. The increase in gasoline revenues is due to the 30-cent per gallon increase in gasoline prices year over year, as well as a 4.9 percent increase in per-store gallon sales. The average retail price of gasoline was $1.89 per gallon in 2004, compared to $1.59 in 2003.

Gasoline gross profit rose to $342.4 million, a 5.3 percent increase over 2003 results. Expressed as cents per gallon, the gasoline margin was 15.3 cents in 2004 compared to 15.4 cents in 2003. “In a year when crude oil hit an all-time high, we achieved our 12th straight year of gasoline margins around the 13-cent-per-gallon level or higher. We also set a record for total gasoline gross profit, outpacing last year’s record results,” said Keyes.

Total 2004 sales of merchandise and gasoline sales benefited by less than 0.3 percent from the extra day due to leap year. Both the same-store merchandise and average gallons sold-per-store comparisons are calculated on an average-per-store-day basis and are unaffected by the extra day.

During 2004, the company made an accretive acquisition from American Express of the ATM portfolio deployed in approximately 5,500 7-Eleven stores in the United States.

As previously disclosed, in early 2004 7-Eleven selected a new check-cashing provider for its Vcom business. As a result of the mutually agreed termination of its previous check-cashing relationship, the company recognized deferred revenue (net of related expenses) of $3.2 million after-tax, or $0.02 per diluted share. The company also recognized net deferred revenue in 2004 associated with the joint termination of its e-shopping agreement of $1.3 million after-tax, or $0.01 per diluted share.

OSG&A increased 8.4 percent to $3.0 billion in 2004. Expressed as a percent of total revenue, OSG&A was 24.8 percent. The primary drivers of the year-over-year increase were higher occupancy expenses, franchisee expense, employee-related benefits and credit card processing fees. After normalizing for the higher gasoline revenue due to the 30-cent per gallon increase in gasoline retail prices year over year, OSG&A for 2004 as a percent of total revenue would have been 26.2 percent, compared to 25.9 percent the prior year.

Balance Sheet

During 2004, 7-Eleven invested approximately $357 million in capital expenditures and significantly strengthened its balance sheet by reducing debt $449 million, or about 25 percent, when compared to the previous year.

7-Eleven Stores

During 2004, the company opened 59 stores and completed four rebuilds in the U.S. and Canada. As of Dec. 31, 2004, the company operated 5,799 stores. Internationally, licensees opened a net 1,705 stores throughout the year. As of Dec. 31, 2004, there were approximately 27,500 7-Eleven stores around the globe.

In January 2004, the company announced that the Ministry of Commerce in the People’s Republic of China had approved the formation of a joint venture among Seven-Eleven Japan, Co., Ltd., Beijing ShouLian Commercial Group Co., Ltd., and China National Sugar & Alcohol Group Corporation. At year-end, the joint venture operated 10 stores in Beijing and the surrounding provinces.

Summary of 2004 Non-Operating Items

During 2004, the company closed 44 stores. In accordance with SFAS 144, the company reclassified the after-tax results of stores closed during the year, as well as the results of store closings since Jan. 1, 2002, to Discontinued Operations for all periods presented.

The company reported an after-tax, non-cash currency conversion loss for 2004 of ($4.0) million.

As previously reported, Financial Accounting Standards Board Interpretation No. 46 (Revised), “Consolidation of Variable Interest Entities – An Interpretation of ARB No. 51” (FIN 46R), was adopted by the company in 2004. The adoption of FIN 46R to some extent changed the way the company consolidated its franchisees. The presentation of the income statement has not materially changed; however, there were some adjustments to the company’s balance sheet. The company added to its balance sheet franchisees’ inventory, certain other miscellaneous assets and liabilities, and eliminated the franchisee accounts and notes receivable. There was a cumulative effect charge as a result of adopting FIN 46R, which represented a change in the timing of the recognition of a franchisee’s initial fee if it was financed by the company. The charge amounted to $5.1 million after-tax.

As discussed above, the company completed the sale of Cityplace in the second quarter which contributed approximately $2.4 million in after-tax, non-core gains to 2004 results. In conjunction with the early retirement of the Cityplace Term Loan, the company recorded a one-time, after-tax charge of approximately $4.6 million.

2005 Outlook

“Customer focus and a results-oriented culture are the hallmarks of our company that will guide us into the future,” said Keyes. “During 2005 we will continue to concentrate on several key initiatives, including the rollout of our model market process and developing our fresh food business. We expect both of these to strengthen the company’s long-term position.”

The company expects core earnings per diluted share for 2005 to be in the range of $1.08 to $1.12, which includes the company’s estimated cost of expensing stock options for 2005 of approximately $0.04 per diluted share. Stock option expense for 2004 would have been approximately $7 million after-tax, or $0.06 per diluted share. “After adjusting 2004 results for the cost of stock options, 2005 core earnings guidance translates to an expected year-over-year core earnings per diluted share increase of around 21 percent,” said Keyes.

Assumptions associated with the 2005 core earnings guidance include the following:

•	U.S. same-store merchandise sales increase of 4 percent to 5 percent,

•	Merchandise gross profit margin in the 35.5 to 36.5 percent range,

•	Gasoline cent-per-gallon margins in the 13.5 to 14.5 cent range,

•	Estimated capital expenditures in the range of $390 million to $430 million,

•	Anticipated new store openings in the 100 to 150 range throughout the U.S. and Canada.

U.S. Same-Store Merchandise Sales Calculation

When determining the same-store merchandise sales calculation, the company includes the merchandise sales of both its U.S. company-owned and franchise-operated stores if they were operating for all days of the periods being compared. New stores, relocated stores or rebuilt stores are not included in the same-store sales calculation until they have recorded merchandise sales for all days of the periods being compared.

Core Earnings Guidance

The company believes that core earnings, which exclude non-operating items, are more indicative of the company’s operating performance than net earnings. Certain items that impact net earnings, such as a gain or loss on foreign currency conversion, are difficult to forecast. Therefore, the company provides guidance based on core earnings.

Internet Broadcast of Earnings Conference Call and Replay

The fourth quarter 2004 earnings conference call will begin at 9:00 a.m. Eastern Time on Thursday, Jan. 27, 2005. The call will be available by Webcast at www.7-Eleven.com or by telephone at 1-800-795-1259 for domestic callers or 1-785-832-0201 for international callers. The replay of the call will be available for two weeks, beginning approximately two hours after the call concludes. The call may be accessed either through the Investor Relations section of www.7-Eleven.com or by calling 1-800-839-8389 (domestic callers) or 1-402-271-9156 (international callers).

The topics covered in this conference call may include forward-looking information, such as the outlook for the current month or quarter, and the company’s core earnings guidance. Questions may be posed to management by participants on the call, and in response the company may disclose additional material information. A copy of our press release announcing our earnings, other financial and statistical information about the period covered in the conference call, and the Form 8-K which will include any information required by Regulation G, will be available through the Investor Relations section on our website at www.7-Eleven.com.

About 7-Eleven, Inc.

7-Eleven, Inc. is the premier name and largest chain in the convenience retailing industry. Headquartered in Dallas, Texas, 7-Eleven, Inc. operates or franchises approximately 5,800 7-Eleven® stores in the United States and Canada and licenses approximately 22,000 7-Eleven stores in 17 other countries and U.S. territories throughout the world. During 2004, 7-Eleven stores worldwide generated total sales of more than $41 billion. Find out more online at www.7-Eleven.com.

This release, and the accompanying discussion on the earnings conference call on Jan. 27, 2005, includes certain statements that are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any statement that is not a statement of historical fact should be deemed to be a forward-looking statement. Because these forward-looking statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements. There can be no assurance that (i) we have correctly measured or identified all of the factors affecting our business or the extent of their likely impact; (ii) the publicly available information with respect to those factors on which our business analysis is based is complete or accurate; (iii) our analysis is correct; or (iv) our strategy, which is based in part on this analysis, will be successful. Additional information about these risks and uncertainties and other matters can be found in the company’s annual report on Form 10-K for the year ended Dec. 31, 2003, and in its periodic reports on Form 10-Q and current reports on Form 8-K.

Contact Information:

Carole Davidson, CFA	Margaret Chabris

Vice President, Investor Relations	Media Relations

(214) 828-7021	(214) 828-7345

7-ELEVEN, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Shares and dollars in thousands, except per-share data)

(UNAUDITED)

	Three Months Ended December 31		Year To Date Ended December 31
	2003	2004	2003	2004
Revenues:
Merchandise sales	$1,848,404	$1,960,660	$7,375,179	$7,893,059
Gasoline sales	827,762	1,120,643	3,355,138	4,227,907

Net sales	2,676,166	3,081,303	10,730,317	12,120,966
Other income	25,863	31,674	96,962	125,117

Total revenues	2,702,029	3,112,977	10,827,279	12,246,083

Costs and expenses:
Merchandise cost of goods sold (1)	1,197,349	1,267,641	4,776,274	5,079,616
Gasoline cost of goods sold	751,549	1,023,570	3,029,925	3,885,529

Total cost of goods sold	1,948,898	2,291,211	7,806,199	8,965,145
Operating, selling, g&a expenses (1)	725,203	798,690	2,803,057	3,038,763
Interest expense, net (1)	20,086	14,172	76,896	64,898

Total costs and expenses	2,694,187	3,104,073	10,686,152	12,068,806

Earnings from continuing operations before income tax and cumulative effect of accounting change	7,842	8,904	141,127	177,277
Income tax expense	2,980	2,586	53,628	65,852

Earnings from continuing operations before cumulative effect of accounting change	4,862	6,318	87,499	111,425

Loss on discontinued operations (net of tax benefit of $6,699, $2,634, $8,066 and $4,291)	(10,929)	(4,263)	(13,161)	(6,854)

Cumulative effect of accounting change (net of tax benefit of $ -, $ -, $6,550 and $3,284)	—	—	(10,244)	(5,137)

Net earnings (loss)	$(6,067)	$2,055	$64,094	$99,434

Net earnings (loss) per common share:
Basic
Earnings from continuing operations before cumulative effect of accounting change	$.05	$.06	$.82	$.99
Loss on discontinued operations	(.10)	(.04)	(.12)	(.06)
Cumulative effect of accounting change	—	—	(.10)	(.05)

Net earnings (loss)	$(.05)	$.02	$.60	$.88

Diluted
Earnings from continuing operations before cumulative effect of accounting change	$.05	$.06	$.76	$.92
Loss on discontinued operations	(.10)	(.04)	(.10)	(.05)
Cumulative effect of accounting change	—	—	(.08)	(.04)

Net earnings (loss)	$(.05)	$.02	$.58	$.83

Weighted average shares:
Basic	111,604	113,227	106,815	112,393
Diluted	114,127	117,002	127,249	129,925

Operating stores at end of period			5,784	5,799

(1)	- Prior year amounts have been reclassified to conform to the current year presentation.

FINANCIAL HIGHLIGHTS

	Three Months Ended				Twelve Months Ended
($ millions - except per share data)	12/31/03	12/31/04	% or Unit Change		12/31/03	12/31/04	% or Unit Change
Earnings
Core Earnings	$6.4	$11.1			$88.9	$117.6
Conversion Gain / (Loss)	(3.1)	(5.6)			(6.8)	(4.0)
Debt Redemption and Other Items	1.5	—			5.4	(4.6)
Amortization of Gain on Sale of Cityplace	—	0.9			—	2.4
Discontinued Operations (SFAS No. 144)	(10.9)	(4.3)			(13.2)	(6.9)
Accounting Change (1)	—	—			(10.2)	(5.1)

Net Earnings (Loss) as Reported	$(6.1)	$2.1			$64.1	$99.4

Net earnings per diluted share

Core Earnings	$.06	$.09			$.78	$.97
Conversion Gain / (Loss)	(.02)	(.04)			(.06)	(.03)
Debt Redemption and Other Items	.01	—			.04	(.04)
Amortization of Gain on Sale of Cityplace	—	.01			—	.02
Discontinued Operations (SFAS No. 144)	(.10)	(.04)			(.10)	(.05)
Accounting Change (1)	—	—			(.08)	(.04)

Net Earnings (Loss) as Reported	$(.05)	$.02			$.58	$.83

Weighted Average Shares Outstanding (basic in 000’s)	111,604	113,227			106,815	112,393
Weighted Average Shares Outstanding (diluted in 000’s)	114,127	117,002			127,249	129,925

EBITDA (2)(3)	$90.6	$99.3	$8.7		$503.9	$559.6	$55.7

Interest Coverage Ratio (4)					6.24	8.47

Key Data
Total Revenue	$2,702.0	$3,113.0	15.2%		$10,827.3	$12,246.1	13.1%

Merchandise Sales	$1,848.4	$1,960.7	6.1%		$7,375.2	$7,893.1	7.0%
U.S. Same-Store Sales Increase	5.2%	4.4%			3.2%	5.3%
Merchandise Gross Profit (3)	$651.1	$693.0	$41.9		$2,598.9	$2,813.4	$214.5
Merchandise GP Margin (3)	35.22%	35.35%	13	bp	35.24%	35.64%	40	bp

Gasoline Sales	$827.8	$1,120.6	35.4%		$3,355.1	$4,227.9	26.0%
Gasoline Gallons	536.5	565.2	5.4%		2,106.7	2,241.3	6.4%
Gasoline Gross Profit	$76.2	$97.1	27.4%		$325.2	$342.4	5.3%
Gasoline CPG	14.2	17.2	3.0		15.4	15.3	(0.1)
Gasoline GP Margin	9.21%	8.66%	(55	)bp	9.69%	8.10%	(159	)bp

Average Per Store Day Data Percent Incr/(Decr)
Merchandise GP Growth per store	7.8%	5.4%	(2.4)		3.9%	6.6%	2.7
Gasoline Gallons Sold	4.5%	4.3%	(0.2)		4.2%	4.9%	0.7
Gasoline GP Dollars	7.2%	26.1%	18.9		25.6%	3.8%	(21.8)
Total GP Dollars	7.7%	9.9%	2.2		8.2%	6.0%	(2.2)

Total Stores (end of period)
U.S. and Canada					5,784	5,799	15
Gasoline Stores					2,457	2,432	(25)
Worldwide					25,796	27,516	1,720

Balance Sheet Items (end of period)
Debt					$1,475.3	$1,026.4
Convertible Quarterly Income Debt Securities					$300.0	$300.0
Stockholders’ Equity					$340.0	$476.1

(1)	Year-to-date 2003 and 2004 reported net earnings includes the one-time cumulative effect charges of $(10.2) million and $(5.1) million, respectively, or $(0.08) and $(0.04) per diluted share in connection with the adoption of FIN 46 in 2003 and FIN 46R in 2004 which relates to variable interest entities.
(2)	EBITDA defined as earnings before net interest expense, income taxes (benefit), depreciation and amortization and cumulative effect of accounting changes.
(3)	Prior year amounts have been reclassified to conform to the current year presentation.
(4)	Interest coverage ratio is based on EBITDA divided by Interest Expense for the trailing 12 months ended December 2003 and 2004, respectively.